Exhibit (h)(2)(ii)

SCHEDULE A

Revised as of January 22, 2018

Portfolios

Portfolio Name	Expense Limit	Expense Limitation Expiration Date	Recoupment Period Expiration Date
AllianzGI Advanced Core Bond Portfolio	0.35%	1/31/19	9/30/22
AllianzGI Best Styles Global Managed Volatility Portfolio	0.45%	1/31/19	9/30/22
AllianzGI Global Small-Cap Opportunities Portfolio	1.20%	1/31/19	9/30/22

[Signature page follows.]

Schedule A to Expense Limitation Agreement for AllianzGI Institutional Multi-Series Trust

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Lawrence G. Altadonna
Name:	Lawrence G. Altadonna
Title:	Director and Director of Fund Administration

Signature Page to Schedule A of Expense Limitation Agreement for AllianzGI Institutional Multi-Series Trust